UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2012

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2012, the board of directors appointed David Severson   (Age: 54) to serve as the interim Chief Financial Officer (“CFO”) of the Corporation.  There are no family relationships between Mr. Severson and any other officer or director of the corporation.

Mr. Severson has not had any material direct or indirect interest in any of the Corporation’s transactions since the beginning of the Corporation’s last fiscal year or in any currently proposed transaction.

David Sorenson:

Mr. Severson’s background in public company financial management includes SEC filings and compliance as well as serving as an outside controller for law firms, medical practices, manufacturers and small businesses since 1989. From May, 2006 through December, 2008, Mr. Severson served as the outside controller for Lab4Less, LLC.  He served as the Controller for Helix Wind Corp (HLXW.OB) from the beginning of 2009 until the Company’s sale to Sauer Energy in 2012. During that time he managed day-to-day company finance and accounting functions and participated in SEC reporting and the preparation of financial models and pro forma financial statements. He has a CPA practice in Southern California and has worked with a variety of individuals and businesses preparing tax returns and financial statements, formulating and implementing tax planning strategies, and preparing business plans and financing models. Mr. Severson is a CPA with a BBA in Accounting from Kent State University, and did graduate studies at San Diego State University.

Initially, Mr. Severson’s compensation will consist of $5,000 per month in restricted common stock, payable on the 1st of each month and commencing on January 1, 2013.  In addition, effective with the date of his appointment Mr. Severson will be granted common stock options totaling 1,000,000 shares which will vest over 12 months.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.         Description

99.1                      Engagement Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-WASTE SYSTEMS, INC.

Date: December 24, 2012	By:	/s/ MARTIN NIELSON
Martin Nielson Chief Executive Officer